Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made between Eric J. Draut (“Employee”) and Unitrin Services Company, for itself and on behalf of its affiliates and subsidiaries (“Employer”) on the date last written below.

BACKGROUND

Employer does not provide severance pay on the termination of employment as a matter of right or entitlement. Severance pay is a benefit provided solely at Employer’s discretion under appropriate circumstances and only when Employer receives a signed release of claims before payments begin.

Due to Employee’s years of service, assistance in the transition of his responsibilities, and successful wind-down of Fireside Bank, Employer has determined that the appropriate circumstances exist for providing severance pay to Employee and Employee wishes to take advantage of that benefit. Employee and Employer now wish to specifically describe Employee’s severance benefits and the parties’ respective rights and obligations.

TERMS AND CONDITIONS

In consideration of their mutual promises and undertakings described below, Employee and Employer agree as follows:

1. Employment Responsibilities End. Employee’s day-to-day, on-site employment responsibilities to Employer, and any of its affiliates and subsidiaries, shall end on August 6, 2010 and will be followed by a transition period during which Employee and Employer will work out an orderly transfer of Employee’s responsibilities and during which Employee will be deemed to be on vacation. Such transition period will end at the close of business on September 3, 2010 at which time Employee’s employment will formally terminate (“Termination Date”). Employee agrees that Employee has been paid all wages, benefits, and other compensation owed to Employee by Employer through the Termination Date, subject to the obligation of Employer for the payment of: (i) salary at Employee’s current base rate through the Termination Date, (ii) expense reimbursement reports that are outstanding on the date hereof or which are submitted hereafter pursuant to paragraph 15, and (iii) all vacation time, if any, that will be accrued but unpaid on the Termination Date, taking into account vacation time that will be assessed to Employee for the transition period described above. Any such accrued and unpaid vacation time will be paid to Employee no later than the next regularly scheduled payday after the Termination Date. Employee agrees that Employee is not entitled to any additional or future compensation or benefits arising out of Employee’s employment with Employer, except for such compensation or benefits, if any, arising under the pension, 401(k), stock option and restricted stock plans of Unitrin, Inc. to which Employee may be entitled by virtue of Employee’s employment with Employer, subject in all cases to the terms and conditions of the plans and agreements governing such compensation and benefits. Without limitation to the above, Employee acknowledges and agrees that Employee is not entitled to any severance pay pursuant to the Unitrin, Inc. Employee General Severance Pay Plan.

2. Severance Payment. A severance payment in the gross total amount of one million two hundred thousand dollars ($1,200,000.00), less ordinary tax withholdings and all required deductions, will be paid to Employee provided that all of the following conditions have occurred: (a) Employee signs this Agreement and returns it to Employer by August 26, 2010, (b) Employee submits in writing in the form of Attachment A hereto his resignation from the boards of directors of the companies referenced in Attachment A and from all elected and appointed offices held with such companies, and the benefit plan committees referenced in Attachment A, such resignations to be effective at the close of business on September 3, 2010, (c) the seven day revocation period has passed without revocation of this Agreement, (d) Employee has executed and returned the Acknowledgment Form (Attachment B hereto) to Employer confirming Employee’s decision not to revoke this Agreement, and (e) Employee has returned all company property to Employer. Employee acknowledges and agrees that the severance payment: (i) shall not be deemed “compensation” for purposes of any of Employer’s qualified retirement plans or other benefit programs and payment of the severance payment does not entitle Employee to any retirement plan contributions by Employer for Employee’s benefit or account, and (ii) is in full satisfaction of Employee’s annual incentive award for 2010 under the Unitrin, Inc. 2009 Performance Incentive Plan. Employee further acknowledges and agrees that the termination of Employee’s employment will result in the forfeiture of all amounts potentially payable to Employee under multi-year incentive awards granted to Employee in 2009 and 2010 under the Unitrin, Inc. 2009 Performance Incentive Plan, in accordance with Section 6.4(a) of such Plan and the agreements governing such awards to which Employee is a party.

Severance Payments shall be made in accordance with the following schedule:

•	Payment 1 – September 15, 2010 in the gross amount of $400,000.00.

•	Payment 2 – December 15, 2010 in the gross amount of $400,000.00.

•	Payment 3 – December 31, 2010 in the gross amount of $400,000.00.

If Employee elects to continue health and dental insurance coverage under COBRA, he will be charged at the employee non-COBRA rate (or, at the appropriate family non-COBRA rate if Employee elects to continue coverage for one or more eligible dependents) applicable during the months in which he elects to maintain coverage. Such continuation coverage will end on the earlier of the date Employee first becomes eligible for health insurance coverage with a subsequent employer or the date Employee is no longer eligible for COBRA coverage under applicable COBRA rules. If this agreement to provide COBRA benefits to Employee raises any compliance issues or impositions of penalties under any non-discrimination rules that have been issued or are issued in the future pursuant to the Patient Protection and Affordable Care Act (PPACA), the parties agree to modify this Agreement so that it complies with the terms of those non-discrimination rules without impairing the economic benefit to Employee of this provision.

3. Outplacement Services. Upon return of the signed Agreement and Attachments A and B to the Employer, Employer agrees to pay up to thirty thousand dollars ($30,000.00) to provide 12 months of outplacement services for Employee through DBM or a professional outplacement firm of Employee’s choosing, provided Employee has commenced utilization of the outplacement services within three months of the date he executes this Agreement. If Employee has not commenced utilization of the outplacement services within two months of the Termination Date and Employer has not entered into a binding contract for such services at Employee’s request, Employer will pay to Employee the amount it would otherwise have paid to a third party for outplacement services pursuant to the preceding sentence.

4. Unemployment Claims. Employer expressly agrees that the release language in Section 6 below shall not prevent Employee from applying for unemployment benefits to which Employee may be entitled under applicable law.

5. Non-Solicitation of Employees, Confidentiality, Good Behavior and Return of Property.

(a) Employee Agrees that he shall not for a period of twelve (12) months immediately following the Termination Date, solicit, induce, entice, employ or in any manner encourage any person then employed by Employer to leave the employ of Employer. This prohibition applies only to employees with whom Employee had material contact pursuant to Employee’s duties during the period of twelve (12) months immediately preceding the Termination Date and includes, without limitation, all officers of Unitrin, Inc. For purposes of this Agreement, “Material Contact” means interaction between Employee and another employee of Employer: (i) with whom Employee actually dealt or (ii) whose employment or dealings with Employer or services for Employer were handled, coordinated, managed, or supervised by Employee. If Employee breaches the terms of this paragraph 5(a), he will be liable for any attorneys’ fees incurred by Employer in seeking the enforcement of this paragraph 5(a) and will forfeit his right to continued health insurance coverage at the employee (or family) non-COBRA rate as described in paragraph 2. Notwithstanding the foregoing sentence, Employer will also have the right to obtain any other legal and equitable relief to which it might be entitled for any breach of this Agreement, including paragraph 5(a).

(b) Employee agrees not to disclose, communicate, use to the detriment of Employer or for Employee’s own benefit or the benefit of any other person, or misuse in any way any confidential information or trade secrets of Employer.

(c) Employee agrees to return to Employer all Employer credit cards, identification cards, access cards and keys to Employer’s properties or facilities that Employee may have in his possession. Employee shall return any and all Employer confidential files and all Employer confidential and proprietary information that Employee may have in his possession. Employee shall return any and all of Employer’s property, including but not limited to, computer equipment, peripherals, printers, and company vehicles. Employer agrees that Employee may retain the Employer’s laptop computer and cellular phone, including stored contacts, but subject to the removal of all Unitrin data, that he used during the course of his employment immediately prior to the Termination Date. Employer further agrees that Employee may retain the phone number assigned to the cellular phone and the landline phone number which are assigned to the Employer. Employee will be responsible for taking all necessary steps to transfer those numbers to an account in his name and will be responsible for all costs of maintaining service for these phone numbers after the Termination Date and Employer agrees to reasonably cooperate with Employee in connection with such steps.

6. Consideration to Employer – Release of Claims and Agreement Not to Sue. Except as stated below, Employee hereby forever releases, discharges and holds harmless Employer and its respective subsidiaries, affiliates, predecessors, successors and assigns, and their officers, directors, shareholders, principals, employees, insurers, and agents from any claim or cause of action whatsoever which Employee either has or may have against Employer resulting from or arising out of or related to Employee’s employment by Employer, or the termination of that employment, including any claims or causes of action Employee has or may have pursuant to the Age Discrimination in Employment Act, 29 USC Section 621 et seq.; the Older Workers Benefit Protection Act of 1990; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 USC Sec. 2000(e); the Americans with Disabilities Act, 42 USC Sec. 12101; the Rehabilitation Act of 1973, 29 USC Sec. 701; the Family and Medical Leave Act of 1993, 29 USC Sec. 2618; 775 Ill.Comp.Stat.Ann. 5/1-103, 5/2-102, 5/2-103, 5/2-104, and 56 Ill. Adm. Code 5210.110; and any other law or regulation of any local, state or federal jurisdiction.

This release does not apply to any claims or rights that may arise after the date that Employee signs this Agreement, or relate to the consideration for this Agreement, vested rights under the Employer’s employee benefit plans as applicable on the date Employee signs this Agreement, or any claims that the controlling law clearly states may not be released by private agreement. Furthermore, this release does not waive any rights Employee might have to indemnification as a corporate officer, benefit plan committee member, or board member pursuant to the Unitrin, Inc. articles of incorporation and bylaws, his Indemnification and Expense Advance Agreement dated March 23, 2009, applicable benefit plan documents, or by applicable statutory or common law.

Nothing in this Agreement shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), or a comparable state or local agency, or participating in any investigation or proceeding conducted by such administrative agency. Notwithstanding the foregoing, Employee agrees to waive his right to recover monetary damages in any charge, complaint, or lawsuit filed by Employee or by anyone else on his behalf. At this time, Employee represents and warrants that Employee has no claims, complaints, charges, or other proceedings pending with any administrative agency, commission or other forum relating directly or indirectly to Employee’s employment with Employer, or if Employee does have such a charge pending, he understands that such a claim, complaint, or charge will not result in any monetary benefit to Employee due to acceptance of consideration for signing this release.

Other than an action for breach of this Agreement, Employee expressly acknowledges that if Employee files any claim or lawsuit, or causes or aids any claim or lawsuit to be filed on Employee’s behalf, regarding any matter described in this Agreement, Employer may be entitled to recover from Employee some or all money paid under this Agreement, plus attorneys’ fees and costs incurred in defending against such action, to the extent permitted by law.

7. No Admission of Liability. Nothing in this Agreement shall be construed to be an admission of liability by Employer and its respective subsidiaries, affiliates, predecessors, successors and assigns, and their officers, directors, shareholders, principals, employees, insurers, and agents for any alleged violation of any of Employee’s statutory rights or any common law duty imposed upon Employer.

8. Adequate Consideration. Employee agrees that the consideration provided for this Agreement is above and beyond any amounts already owed to Employee and is adequate consideration for all promises and releases contained in this Agreement.

9. Non-waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement.

10. Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and personally delivered or sent by a recognized overnight courier service to Employee’s residence as last shown on Employer’s employment records, in the case of Employee, or to Unitrin Services Company, Attn: Donald G. Southwell, President, One East Wacker Drive, Suite 1000, Chicago, Illinois 60601, in the case of Employer.

11. Successors and Assigns. Except as otherwise provided in specific provisions above, this Agreement shall be binding upon and inure to the benefit of Employee, Employee’s spouse, Employee’s heirs, executors, administrators, designated beneficiaries and upon anyone claiming under Employee or Employee’s spouse, and shall be binding upon and inure to the benefit of Employer and its successors and assigns. Employee warrants and represents that, except as provided herein, no right, claim, cause of action or demand, or any part thereof, which Employee may have arising out of or in any way related to Employee’s employment with Employer, has been or will be assigned, granted or transferred in any way to any other person, entity, firm or corporation, in any manner, including by subrogation or by operation of marital property rights.

12. Severability. If a court or other body of competent jurisdiction should determine that any term or provision of this Agreement is invalid or unenforceable, such term or provision shall be reformed rather than voided, if possible, in accordance with the purposes stated in this Agreement and with applicable law, and all other terms and provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

13. Oral Agreements; Applicable Law. The parties acknowledge that there are no oral agreements or understandings that conflict with, modify, supplement or supersede the terms and conditions of this Agreement. This Agreement shall be construed under the laws of the State of Illinois applicable to contracts entered into and to be performed in the State of Illinois.

14. Representations and Warranties. By signing below, the Employee represents and warrants that Employee has been advised in writing to consult with an attorney before signing this Agreement, and Employee has had the opportunity to do so if desired.

Employee acknowledges that this Agreement has been delivered to Employee on August 5, 2010 and understands that Employee has up to twenty-one (21) days following such date to sign and return this Agreement to Employer. Employee agrees that any changes made to this Agreement do not restart the running of the 21-day period.

The Employee further acknowledges and understands that some portions, or all of the payments and/or benefits described in this Agreement, are the consideration to the Employee for waiving rights under the Age Discrimination in Employment Act (“ADEA”) referenced in Section 6 and for Employee’s obligations described in Section 5.

Finally, Employee understands that Employee has the right within seven (7) days of the signing of this Agreement to revoke Employee’s waiver of rights to claim damages under ADEA. If Employee does revoke that waiver within the seven (7) day period, the Agreement shall be null and void.

Any revocation must be in writing and delivered to Donald G. Southwell, President, Unitrin Services Company, One East Wacker Drive, Suite 1000, Chicago, IL 60601.

If Employee sends the revocation by mail, it must be (1) properly addressed, (2) postmarked no later than the seventh (7th) day after execution of this Agreement and, (3) sent by certified mail, return receipt requested; otherwise, the revocation must be delivered to Employer no later than the seventh day after execution of this Agreement.

15. Expense Reimbursement. By no later than the Termination Date, Employee agrees to submit an expense account form to Employer for reimbursement of reasonable business expense items incurred on behalf of Employer prior to the Termination Date for which Employer has not yet then paid. Upon receipt of such expense account form, together with such supporting documentation as Employer may require, Employer will pay Employee for business expense items so incurred by the next regularly scheduled payday after the Termination Date.

16. Employee Cooperation and Assistance. Employee agrees to cooperate fully with Employer in the defense of any lawsuits, defense in any other type of proceeding, and preparation of any response to any examination or investigation by any government entity, including, but not limited to, the Federal Deposit Insurance Corporation (FDIC), the California Department of Financial Institutions and the various state departments of insurance and any other such claims or matters, arising out of or in any way related to the policies, practices, or conduct of Employer and its subsidiaries and affiliates during the time Employee was employed by Employer, and shall testify fully and truthfully in connection therewith. In addition, Employee agrees that, upon reasonable notice, Employee will participate in such informal interviews by counsel for Employer as may be reasonably necessary to ascertain Employee’s knowledge concerning the facts relating to any such litigation, investigation, claim and other such matters, and to cooperate with such counsel in providing testimony whether through deposition, affidavit, or at trial in any such litigation, examination, or proceeding. If Employee’s action is required under this paragraph after 12 months from the Termination Date, Employer will compensate Employee at an agreed-upon rate for time spent, provided Employee submits a detailed account to Employer of his actions. Employer will make every reasonable effort to accommodate Employee’s personal and business schedules when requesting his assistance and cooperation.

17. Legal Fees. Employer agrees to reimburse Employee for a maximum of $4,000 in reasonable legal fees incurred in connection with this Agreement. Employee will submit adequate evidence of such fees.

18. Compliance with Code §409A. All payments due under this Agreement will be paid no later than March 15, 2011.

Caution: This Agreement is a Release. Employer hereby advises Employee to read it and to consult with an attorney prior to signing it.

TO EVIDENCE THEIR AGREEMENT, the parties have executed this document as of the date last written below.

Employee	Unitrin Services Company

/s/ Eric J. Draut	By:	/s/ Donald G. Southwell
Eric J. Draut	Donald G. Southwell
President

Date: August 19, 2010	Date: August 20, 2010

Attachment A

Resignation

I, Eric J. Draut, hereby resign from my positions as a director of each of the following companies, effective at the close of business on September 3, 2010:

Unitrin, Inc.

Unitrin Services Company

Fireside Bank

Fireside Securities Corporation

I also hereby resign from all elected and appointed offices I currently hold with the foregoing companies and from all elected and appointed offices, if any, with all other subsidiaries or affiliates of such companies, and from the Unitrin, Inc. Master Retirement Trust Investment Committee, the Unitrin, Inc. Defined Contribution Retirement Plan Trust Administrative Committee, and any other committee of a plan sponsored by Unitrin, Inc. or one of its subsidiaries or affiliates, in each case effective at the same date and time referenced above.

Eric J. Draut

Date: , 2010

Attachment B

Seven Day Right to Revocation

Acknowledgment Form

I, Eric J. Draut, hereby acknowledge that Unitrin Services Company tendered a Separation Agreement offer which I voluntarily agreed to accept on                                     , 2010, a date at least seven days prior to today’s date.

I certify that seven calendar days have elapsed since my voluntary acceptance of this above-referenced offer (i.e. seven days have elapsed since the above date), and that I have voluntarily chosen not to revoke my acceptance of the above-referenced Separation Agreement.

Signed this      day of             , 2010.

Eric J. Draut